Exhibit 2.8

PURCHASE AND SALE AGREEMENT

BY AND AMONG

FIVE STAR QUALITY CARE, INC.,

AS PURCHASER,

and

FRANCISCAN MANOR ASSOCIATES, LLC,

MUIRFIELD ASSOCIATES, LLC,

PRESTWICKE ASSOCIATES, LLC,

ROYAL ABERDEEN ASSOCIATES, LLC,

TROON ASSOCIATES, LLC, and

TURNBERRY ASSOCIATES, LLC
AS SELLER

___________________________

JANUARY 21, 2005

Table of Contents

SECTION I. DEFINITIONS
1.1. “Agreement”
1.2. “Assigned Assets”
1.3. “Broker”
1.4. “Business Day”
1.5. “Closing”
1.6. “Closing Date”
1.7. “Code”
1.8. “Contracts”
1.9. “Deposit”
1.10. “ERISA Affiliate”
1.11. “Escrow Agent”
1.12. “Employee Benefit Plan”
1.13. “ERISA”
1.14. “FF&E”
1.15. “Facility”
1.16. “Files and Records”
1.17. “GAAP”
1.18. “Gordon”
1.19. “Healthcare Licenses”
1.20. “Improvements”
1.21. “Indemnification Claim”
1.22. “Indemnified Parties” and “Indemnified Party”
1.23. “Inspection Period”
1.24. “Intangible Property”
1.25. “Intellectual Property”
1.26. “Inventory”
1.27. “Knowledge”
1.28. “Land”
1.29. “Leases”
1.30. “Licenses and Permits”
1.31. “Objection Notice”
1.32. “Other Personal Property”
1.33. “Payable Holdback Amount”
1.34. “Permitted Exceptions”
1.35. “Person”
1.36. “Property”
1.37. “Purchase Price”
1.38. “Purchaser”
1.39. “Purchaser Claims”
1.40. “Resident Agreements”
1.41. “Resident”

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1.42. “Resident Deposit”
1.43. “Seller” and “Sellers”
1.44. “Seller Benefit Arrangement”
1.45. “Seller Employee”
1.46. “Seller Employee Benefit Plan”
1.47. “Seller Financial Statements”
1.48. “Subsidiaries”
1.49. “Survey”
1.50. “Tenant”
1.51. “Title Commitment”
1.52. “Title Company”
1.53. “Title Policy”
1.54. “Trade Payables”
1.55. “Voluntary Lien”
1.56. “Warranties”
SECTION II. PURCHASE AND SALE; CLOSING
2.1. Purchase and Sale.
2.2. Closing.
2.3. Purchase Price.
2.4. Duties of Escrow Agent.
2.5. Bulk Sales Waiver.
SECTION III. DILIGENCE, ETC.
3.1. Diligence Inspections.
3.2. Title and Survey Matters.
3.3. Seller’s Diligence Materials.
3.4. Other Diligence Materials.
3.5. Confidentiality.
3.6. Termination of Agreement.
SECTION IV. CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE
4.1. Closing Documents.
4.2. Condition of Property, Etc.
4.3. Title Policy.
SECTION V. CONDITIONS TO THE SELLER’S OBLIGATION TO CLOSE
5.1. Purchase Price.
5.2. Closing Documents.
5.3. Representations.
SECTION VI. REPRESENTATIONS AND WARRANTIES OF THE SELLERS
6.1. Representations of the Sellers.
6.2. Survival of the Seller’s Representations.
6.3. Purchaser’s Right to Indemnification.
6.4. “As Is”.
SECTION VII. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
7.1. Representations of the Purchaser.
7.2. Survival, Etc.

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SECTION VIII. COVENANTS OF THE SELLERS
8.1. Compliance with Laws, Etc.
8.2. Approval of Agreements.
8.3. Compliance with Agreements.
8.4. Notice of Material Changes or Untrue Representations.
8.5. Operation of Property.
8.6. Insurance.
8.7. Employees.
8.8. Cooperation.
8.9. Licensing Approval.
8.10. Bulk Sales.
SECTION IX. APPORTIONMENTS AND OTHER ADJUSTMENTS
9.1. Real Property Apportionments and Other Adjustments.
9.2. Closing Costs.
9.3. Receivables and Payables.
SECTION X. DAMAGE TO OR CONDEMNATION OF PROPERTY
10.1. Casualty.
10.2. Condemnation.
SECTION XI. DEFAULT
11.1. Default by the Seller.
11.2. Default by the Purchaser.
SECTION XII. MISCELLANEOUS
12.1. Allocation of Liability.
12.2. Brokers.
12.3. Publicity.
12.4. Financials.
12.5. Notices.
12.6. Waivers, Etc.
12.7. Assignment; Successors and Assigns.
12.8. Severability.
12.9. Counterparts, Etc.
12.10. Performance on Business Days.
12.11. Attorneys Fees.
12.12. Section and Other Headings.
12.13. Time of Essence.
12.14. GOVERNING LAW.

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into as of January 21, 2005 by and among FIVE STAR QUALITY CARE, INC., a Maryland corporation, as purchaser (the “Purchaser”), and each of the limited liability companies identified as a “Seller” on the signature page hereof (each, a “Seller” and, collectively, the “Sellers”).

WITNESSETH:

WHEREAS, the Sellers are the owners of the Properties (this and other capitalized terms used and not otherwise defined herein shall have the meanings given such terms in Section 1); and

WHEREAS, the Purchaser desires to purchase the Properties from the Sellers, and the Sellers desire to sell the Properties to the Purchaser, subject to and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Sellers and the Purchaser, intending to be legally bound, hereby agree as follows:

SECTION I.  DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below:

1.1.          “Agreement”  shall mean this Purchase and Sale Agreement, together with all of the Schedules and Exhibits attached hereto, as it and they may be amended from time to time as herein provided.

1.2.          “Assigned Assets”  shall mean, with respect to any Property, collectively, the Contracts, Intangible Property, Intellectual Property, Leases, Licenses and Permits, Resident Agreements, Resident Deposits and Warranties related to such Property.

1.3.          “Broker”  shall mean Marcus & Millichap of Chicago.

1.4.          “Business Day”  shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The Commonwealth of Massachusetts or The Commonwealth of Pennsylvania are authorized by law or executive action to close.

1.5.          “Closing”  shall have the meaning given such term in Section 2.2.

1.6.          “Closing Date”  shall have the meaning given such term in Section 2.2.

1.7.          “Code”  shall mean the Internal Revenue Code of 1986.

1.8.          “Contracts”  shall mean, with respect to any Property, collectively, all contracts and agreements to which any Seller is a party relating to the ownership, use, operation or maintenance of such Property.

1.9.          “Deposit”  shall have the meaning given such term in Section 2.3.

1.10.        “ERISA Affiliate”  shall mean a Person and/or such Person’s Subsidiaries or any trade or business (whether or not incorporated) which is under common control with such Person or such Person’s Subsidiaries or which is treated as a single employer with such Person or any Subsidiary of such Person under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

1.11.        “Escrow Agent”  shall mean the New York office of Lawyers Title Insurance Corporation or such other person as shall be reasonably acceptable to the Purchaser and the Sellers.

1.12.        “Employee Benefit Plan”  shall mean any employee benefit plan, as defined in Section 3(3) of ERISA.

1.13.        “ERISA”  shall mean the Employee Retirement Income Security Act of 1974.

1.14.        “FF&E”  shall mean, with respect to each Property, collectively, all fixtures, furniture, equipment, artwork, machinery, systems owned by the Seller which is the owner of such Property and attached or appurtenant to, located on or used in connection with the ownership, use, operation or maintenance of such Property.  The FF&E for each Property shall include any motor vehicles which are being used in connection with the ownership, use, operation or maintenance of such Property.  In no event shall the FF&E include any item which is owned by any Resident at any Property.

1.15.        “Facility”  shall mean, with respect to any Property, the assisted living facility and/or Alzheimer’s care facility currently being operated on such Property.

1.16.        “Files and Records”  shall mean, with respect to any Property, collectively, all books, records, files, and papers, whether in hard copy or computer format, used in connection with the operation of such Property, including, without limitation, sales, marketing and advertising materials, lists of present suppliers and personnel and employment records, books of account and other financial records.  In no event shall the Files and Records include any minute books or other documents pertaining exclusively to the organization or governance of any Seller.

1.17.        “GAAP”  shall mean United States generally accepted accounting principles as in effect on the date of the applicable Seller Financial Statements being referenced.

1.18.        “Gordon”  shall have the meaning given such term in Section 6.3.

1.19.        “Healthcare Licenses”  shall have the meaning given such term in Section 6.1(l).

1.20.        “Improvements”  shall mean, with respect to any Property, collectively, all buildings, fixtures and other improvements located on the Land relating to such Property, together with all fixtures and other property affixed thereto.

1.21.        “Indemnification Claim”  shall have the meaning given such term in Section 6.3.

1.22.        “Indemnified Parties” and “Indemnified Party”  shall have the meanings given such terms in Section 6.3.

1.23.        “Inspection Period”  shall mean the period expiring on 8:00 p.m., local time at the Property, on February 3, 2005.

1.24.        “Intangible Property”  shall mean, with respect to each Property, collectively, all of the intangible property owned by the Seller which is the owner of such Property and which arises from or is used in connection with the ownership, use, operation or maintenance of such Property.  The Intangible Property shall include, without limitation, the following: (i) all good will; and (ii) all accounts receivable representing amounts owed to the Seller which is the owner of such Property for goods and services provided by Seller or on its behalf at such Property.

1.25.        “Intellectual Property”  shall have the meaning given such term in Section 6.1(q).

1.26.        “Inventory”  shall mean, with respect to any Property, collectively, any consummables, inventories, stocks, supplies and other related items owned by the Seller which is the owner of such Property and which are used in connection with the operation or maintenance of such Property or the provision of services to the Residents of such Property.

1.27.        “Knowledge”  shall mean the actual knowledge of any Person (except as otherwise specifically provided) after diligent inquiry and investigation.

1.28.        “Land”  shall mean the parcels of land described in Schedule 1.22 attached hereto and made a part hereof, together with all easements, rights of way, and appurtenances which the Sellers may now own or hereafter acquire with respect thereto.

1.29.        “Leases”  shall mean, with respect to any Property, collectively, any leases or other agreements pursuant to which a third party occupies space at such Property.

1.30.        “Licenses and Permits”  shall mean, with respect to any Property, any certificates of occupancy and other transferable licenses, permits, registrations, authorizations, use agreements, orders, or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal, or foreign) or private parties relating to the construction, use, operation, or enjoyment of such Property.

1.31.        “Objection Notice”  shall have the meaning given such term in Section 3.2.

1.32.        “Other Personal Property”  shall mean, with respect to any Property, collectively, all of the personal property (other than the FF&E and Files and Records) which is owned by the Seller that owns such Property and which is used in connection with the ownership, use, operation or maintenance of such Property.  In no event shall the Other Personal Property include any item which is owned by any Resident at any Property or any petty cash on hand at any Property.

1.33.        “Payable Holdback Amount”  shall have the meaning given such term in Section 9.3(b).

1.34.        “Permitted Exceptions”  shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent; and (b) such other non monetary encumbrances with respect to the Property which are not objected to by the Purchaser in accordance with Section 3.2.

1.35.        “Person”  shall mean an individual, partnership, joint venture, corporation, limited liability company, real estate investment trust, any other form of business organization, and any government or governmental authority.

1.36.        “Property”  shall mean, collectively, the FF&E, the Facility, the Files and Records, the Improvements, the Intangible Property, the Inventory, the Land, the Licenses and Permits, the Other Personal Property, the Resident Agreements, the Resident Deposits and the Warranties.

1.37.        “Purchase Price”  shall have the meaning given such term in Section 2.3.

1.38.        “Purchaser”  shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

1.39.        “Purchaser Claims”  shall have the meaning given such term in Section 6.3.

1.40.        “Resident Agreements”  shall mean, with respect to any Property, collectively, all resident agreements and other agreements or arrangements for the use or occupancy of any units, beds or other facilities provided, meals served, goods sold or services provided, in each case, on or at such Property, or any portion thereof, or in connection with the operation of the Facility on such Property.

1.41.        “Resident”  shall mean a resident under a Resident Agreement.

1.42.        “Resident Deposit”  shall mean any deposit or other form of security given by a Resident pursuant to a Resident Agreement.

1.43.        “Seller” and “Sellers”  shall have the meanings given such terms in the preambles to this Agreement.

1.44.        “Seller Benefit Arrangement”  shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Seller Employee Benefit Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by any Seller, or any ERISA Affiliate of such Seller, and (iii) covers any employees, former employees, directors or former directors of such Seller or any of its ERISA Affiliates.

1.45.        “Seller Employee”  shall have the meaning given such term in Section 8.7.

1.46.        “Seller Employee Benefit Plan”  shall mean any Employee Benefit Plan that is sponsored or contributed to by any Seller or any of its ERISA Affiliates (or that has been maintained by such Person within the preceding 6 years) covering employees or former employees of such Seller or any of its ERISA Affiliates.

1.47.        “Seller Financial Statements”  shall have the meaning given such term in Section 6.1(e).

1.48.        “Subsidiaries”  shall mean all corporations, associations or other entities of which a Person owns, directly or indirectly, more than twenty percent (20%) of the voting stock or other voting equity interests of such corporation, association or other entity.

1.49.        “Survey”  shall have the meaning given such term in Section 3.2.

1.50.        “Tenant”  shall mean each tenant under a Lease.

1.51.        “Title Commitment”  shall have the meaning given such term in Section 3.2.

1.52.        “Title Company”  shall mean the New York office of Lawyers Title Insurance Corporation or such other title company as may be selected by the Purchaser.

1.53.        “Title Policy”  shall have the meaning given such term in Section 4.3

1.54.        “Trade Payables”  shall mean amounts payable to suppliers of goods and services in the ordinary course of business.

1.55.        “Voluntary Lien”  shall mean any mortgage, deed or trust or other consensual monetary lien (other than a Permitted Exception), as well as any non-consensual lien that results from a breach by any Seller of its obligations under this Agreement.

1.56.        “Warranties”  shall mean, with respect to any Property, collectively, all assignable warranties or guaranties, if any, presently in effect from contractors, suppliers or manufacturers of the Improvements or the FF&E with respect to such Property.

SECTION II.  PURCHASE AND SALE; CLOSING

2.1.          Purchase and Sale.  In consideration of the payment of the Purchase Price by the Purchaser to the Sellers and for other good and valuable consideration, the Sellers hereby agree to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers, the Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.  The obligations of the Sellers under this Agreement are joint and several.  If any Seller fails to fulfill its obligations under this Agreement, the Purchaser may, at its election, be relieved of all further obligations this Agreement without thereby waiving any rights it may have by reason of such failure.

2.2.          Closing.  The purchase and sale of the Property shall be consummated at a closing (the “Closing”) to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, or at such other location as the Seller and the Purchaser may agree, at 10:00 a.m., local time at the Properties, on the later to occur of (i) the date which is one (1) Business Day following the date on which the Inspection Period expires or (ii) February 4, 2005 (the “Closing Date”).

2.3.          Purchase Price.

(a)           The purchase price to be paid for the Property (the “Purchase Price”) shall be SIXTY THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($63,500,000).  The Purchase Price shall be paid as follows:

(i)            Within two (2) Business Days after the execution of this Agreement by all parties, the Purchaser shall deposit with the Escrow Agent the sum of ONE MILLION DOLLARS ($1,000,000) (such amount, together with all interest earned thereon, the “Deposit”); and

(ii)           The balance of the Purchase Price, subject to adjustment as provided in Article 9, shall be paid by the Purchaser to the Sellers at the Closing as set forth in Schedule 2.3(a)(ii).

(b)           The Purchase Price shall be payable in immediately available federal funds by wire transfer to an account or accounts to be designated by each of the Sellers.

2.4.          Duties of Escrow Agent.

(a)           The Escrow Agent shall hold the Deposit in an interest-bearing account designated by the Purchaser and shall pay the Deposit to the party entitled thereto in accordance with the terms of this Agreement.

(b)           The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

(i)            The Escrow Agent acts hereunder as a depositary only, and is not responsible or liable in any manner whatever for the sufficiency of any amounts deposited with it;

(ii)           The Escrow Agent shall not be liable for acting upon any notice, request, waiver, consent, receipt or other instrument or document which the Escrow Agent in good faith believes to be genuine and what it purports to be;

(iii)          The Escrow Agent shall not be liable for any error in judgment, or any act done or step taken or omitted by it in good faith, or any mistake of fact or law, or anything which it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct;

(iv)          The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and advice of such counsel;

(v)           The Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other parties hereto or their successors;

(vi)          The Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so; and

(vii)         The Sellers and the Purchaser hereby release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(c)           The Sellers and the Purchaser may collectively remove the Escrow Agent at any time upon not less than five (5) Business Days’ prior notice to the Escrow Agent; in such case, the Purchaser, by notice to the Sellers, shall appoint a successor Escrow Agent, who shall (1) be reasonably satisfactory to the Sellers and (2) accept such appointment and agree in writing to be bound by the terms of this Agreement.  If no successor Escrow Agent is appointed and acting hereunder within five (5) Business Days after the removal of the Escrow Agent or there is a dispute among the parties with respect to payment of the Deposit, the Escrow Agent may deliver the Deposit into a court of competent jurisdiction.  Upon delivery of the Deposit to a successor agent or court of competent jurisdiction, the Escrow Agent shall be released and discharged from all further obligations hereunder.

(d)           The Escrow Agent agrees to serve without compensation for its services; provided, however, that the Purchaser, on the one hand, and the Sellers, on the other hand, hereby agree to reimburse, or to advance to, the Escrow Agent one-half (1/2) all reasonable expenses of the Escrow Agent incurred in the performance of its duties hereunder.

2.5.          Bulk Sales Waiver.  The parties agree to waive: (a) notice to the Department of Revenue of the transfers contemplated herein within ten (10) days prior to Closing; and (b) the furnishing of a bulk sales certificate under Section 1403 of the Pennsylvania Fiscal Code, as amended.

SECTION III.  DILIGENCE, ETC.

3.1.          Diligence Inspections.  From and after the date of this Agreement, the Sellers shall permit the Purchaser and its representatives to perform such due diligence with respect to the Properties as the Purchaser deems necessary or advisable in its sole discretion, subject to the terms and conditions of this Agreement.  Such due diligence may include, without limitation, inspections of the Properties (including, without limitation, all roofs, electric, mechanical and structural elements, and HVAC systems), soil analysis and environmental investigations, examinations of the Sellers’ records with respect to the Properties (and the right to make copies of the same), all at such reasonable times as the Purchaser or its representatives may request.  Any such due diligence shall be performed in a manner consistent with this Agreement and so as to minimize any interference with the Residents.  To the extent that the Purchaser damages or disturbs any Property, the Purchaser shall, to the extent practicable, return such Property to substantially the same condition which existed immediately prior to such damage or disturbance.  The Purchaser shall indemnify, defend and hold harmless the Sellers from and against any and all expense, loss or damage which the Sellers may incur as a result of any act or omission of the Purchaser or its representatives, agents or contractors, other than any expense, loss or damage to the extent arising from any Seller’s negligence or any act or omission of any Seller during any such inspection.  Such indemnification agreement shall survive the termination of this Agreement for a period of one (1) year.

3.2.          Title and Survey Matters.

(a)           Promptly upon execution of this Agreement, the Purchaser shall order from the Title Company and direct the Title Company promptly to deliver to the Purchaser and the Sellers one or more preliminary title commitments, having an effective date after the date of this Agreement, for one or more ALTA extended owner’s policies of title insurance with respect to the Properties, together with copies of all instruments and documents referred to therein as exceptions to title (collectively, the “Title Commitment”).

(b)           Promptly upon execution of this Agreement, the Purchaser may arrange for the preparation of one or more ALTA surveys with respect to the Properties (collectively, the “Survey”) by a licensed surveyor in the jurisdiction(s) in which the Properties are located.  Alternatively, the Purchaser may arrange to have any existing surveys in the possession of the Seller recertified to the Purchaser as of a current date or the Purchaser may request that the Sellers provide the Title Company with an affidavit, in form and substance reasonably satisfactory to the Sellers, which certifies that no changes have been made with respect to the location of the Improvements and other matters shown on such existing surveys since the date of the same.  In either such case, the existing surveys in the possession of the Sellers shall be deemed to be the “Survey” for purposes of this Agreement.

(c)           Prior to the expiration of the Inspection Period, the Purchaser shall give the Sellers notice of any title exceptions or survey matters (other than Permitted Exceptions) as to which the Purchaser objects (an “Objection Notice”).  Subject to Section 3.2(c), if, for any reason, the Sellers are unable or unwilling to take such actions as may be required to cause such exceptions to be removed from the Title Commitment or the Survey, or to otherwise remedy such matters, the Sellers shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Sellers to give such notice within two (2) Business Days after receiving an Objection Notice shall be deemed an election by the Sellers to cause such removal and remedy (and, if necessary, the Closing Date shall be extended until the date which is two (2) Business Days after the date on which the Sellers deliver or are deemed to have delivered to such notice).  If the Sellers shall be unable or unwilling (or the Sellers are deemed unable or unwilling) to remove any title defects or remedy any survey matters to which the Purchaser has objected, the Purchaser may elect (i) to terminate this Agreement by written notice given to the Sellers at or prior to Closing or (ii) to consummate the transactions contemplated hereby notwithstanding such defect, without any abatement or reduction in the Purchase Price on account of such defect.

(d)           In all events, at or prior to Closing, the Sellers shall cure (i) all Voluntary Liens and (ii) all other exceptions identified in an Objection Notice provided the aggregate cost of curing such other exceptions does not exceed SIXTY THREE THOUSAND FIVE HUNDRED DOLLARS ($63,500).  Nothing contained in this Section 3.2(d) shall be deemed to permit either party to extend the Closing Date, it being acknowledged and agreed that if the Sellers are unable to cure any exception referred to in clause (ii) above prior to Closing, the Purchaser shall only have the right to terminate this Agreement in accordance with Section 3.2(c) or to consummate the transactions contemplated hereby, notwithstanding such defect, except that an amount reasonably estimated to be necessary to cure such defect (which amount shall in no event exceed $63,500) shall be retained by the Escrow Agent and paid to the Purchaser to reimburse it for any amounts paid by it to cure such defect.

(e)           Further, the Sellers shall use commercially reasonable efforts (such as furnishing the Title Company with an affidavit which may be required to establish that a lease or other instrument is no longer in effect or applicable to a Property) to have all matters that do not appear to be valid exceptions to any Seller’s title to its Property including, without limitation, references to instruments or documents which on their face or by law are no longer effective and matters which have no apparent applicability to a Property), omitted as exceptions in the Title Commitment.

3.3.          Seller’s Diligence Materials.  On or prior to the date of this Agreement, the Sellers shall deliver (or shall have delivered) to the Purchaser true, correct and complete copies of all documents required to be delivered by the Sellers under this Agreement, including, without limitation, all Resident Agreements, Leases, Files and Records, Licenses and Permits, environmental reports, title insurance policies, title reports, title commitments and surveys with respect to the Properties as may be in the Seller’s possession or control.

3.4.          Other Diligence Materials.  Throughout the Inspection Period and thereafter until the Closing or earlier termination of this Agreement, the Sellers shall permit the Purchaser and its representatives to review and examine all environmental assessment reports, building evaluations, financial data and other investigations and materials pertaining to the Properties as are in the possession or control of the Sellers and shall permit the Purchaser to make copies of any such materials as the Purchaser or its representatives may request.  The Purchaser shall coordinate with the Sellers to schedule such reviews and examinations at such reasonable times and in such reasonable places as the parties may reasonably agree upon.  In the event that the Closing does not take place as herein contemplated for any reason, the Purchaser shall either (a) return all such copies to the Seller or (b) destroy all such copies.

3.5.          Confidentiality.  The Purchaser agrees to treat any information which it obtains pursuant to this Article III as confidential and shall not disclose any such information to any Person, provided there shall be no obligation to treat as confidential information that (a) was publicly known or otherwise known to the Purchaser prior to the time of such disclosure or (b) subsequently becomes known through no act or omission by the Purchaser.  Notwithstanding the foregoing, the Purchaser may deliver copies of such information to (i) the Purchaser’s directors, officers, employees, and to its agents and professional consultants, (ii) any Person to whom the Purchaser offers to sell any of the Properties, provided that said Persons agree to be bound by the terms hereof regarding such information, (iii) any federal or state regulatory authority having jurisdiction over the Purchaser and which requires such disclosure or (iv) any other Person to which such disclosure or disclosure may be necessary or appropriate (A) in compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process, or (C) to the extent that the Purchaser reasonably determines disclosure is necessary in the enforcement of or for the protection of its rights and remedies under this Agreement.

3.6.          Termination of Agreement.  If the results of the inspections performed by or on behalf of the Purchaser with respect to any Property pursuant to this Article III shall be unsatisfactory to the Purchaser in any respect or if the Purchaser otherwise shall determine not to proceed to Closing, then the Purchaser shall have the right, in the Purchaser’s sole and absolute discretion, to terminate this Agreement in whole but not in part at any time prior to the expiration of the Inspection Period by giving written notice thereof to the Sellers, in which event this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder and the Escrow Agent shall refund the Deposit to the Purchaser promptly upon its receipt of the Purchaser’s request therefor.  In the event that the Purchaser shall fail to terminate this Agreement as aforesaid, the Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.6.

SECTION IV.  CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE

The obligation of the Purchaser to acquire the Properties shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

4.1.          Closing Documents.  Each of the Sellers shall have delivered to the Purchaser the following:

(a)           Good and sufficient grant deeds with covenants against grantor’s acts with respect to each Property, in proper statutory form for recording, duly executed and acknowledged by the Seller which owns such Property, conveying title to the Land and Improvements, free from all liens and encumbrances other than the Permitted Exceptions and otherwise substantially in the form attached hereto as Exhibit A (collectively, the “Deeds”);

(b)           An assignment from each Seller and an assumption by the Purchaser, duly executed by such Seller, with respect to the Assigned Assets with respect to the Property owned by such Seller and otherwise substantially in the form attached hereto as Exhibit B;

(c)           Bills of sale from each Seller, duly executed by such Seller, with respect to the FF&E, the Files and Records, the Inventory and the Other Personal Property with respect to the Property owned by such Seller and otherwise substantially in the form attached hereto as Exhibit C;

(d)           A non-competition agreement, duly executed by Scott Gordon, substantially in the form attached hereto as Exhibit D;

(e)           Any agreement with respect to the Purchaser’s operation of the Properties under the Sellers’ Healthcare Licenses, the form and substance of which shall be negotiated and agreed upon during the Inspection Period;

(f)            Duly executed original copies of the Assigned Assets;

(g)           An affidavit dated as of the Closing Date, in respect of Section 1445 of the Internal Revenue Code of 1986, as amended, sufficient to provide one exemption under subdivision (b) thereof;

(h)           To the extent the same are in the Sellers’ possession or control, original, fully executed copies of all material documents and agreements, plans and specifications and contracts, licenses and permits pertaining to each Property, including, without limitation, certificates of occupancy with respect to each Property;

(i)            Evidence of each Seller’s authority to consummate the transactions contemplated this Agreement, in form and substance reasonably satisfactory to the Purchaser and the Title Company; and

(j)            A parties in possession affidavit, a mechanic’s lien affidavit, a gap indemnity and such other conveyance documents, certificates, deeds and other instruments as the Purchaser, the Sellers or the Title Company may reasonably require and as are customary in like transactions in the county in which the Properties are located.

4.2.          Condition of Property, Etc.

(a)           The Properties, including all improvements located thereon, shall be in substantially the same physical condition as on the date of this Agreement, ordinary wear and tear and damage by casualty or condemnation excepted (except as otherwise expressly provided pursuant to this Agreement);

(b)           The Sellers shall have fully paid for and installed new carpet and new furniture costing approximately $130,000 in the Facility commonly known as Franciscan Manor;

(c)           No notice of default shall have been given or received by any Seller under any material Contract or other agreement benefiting or affecting the Properties in any respect (including any Lease or Resident Agreement) and all such agreements, Leases and Resident Agreements shall be in full force and effect (the Sellers agreeing to issue default notices in a commercially reasonable manner consistent with past practices);

(d)           All material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the Properties shall be in full force and effect; and

(e)           All representations and warranties of the Sellers herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Sellers shall have performed all covenants and obligations required to be performed by the Sellers on or before the Closing Date; including, without limitation, the curing of all title and survey matters which the Sellers shall have undertaken to perform.

4.3.          Title Policy.  The Title Company shall be prepared, subject only to payment of the usual and customary premium, to issue one or more title insurance policies to the Purchaser, insuring title to the Properties is vested in the Purchaser, subject only to the Permitted Exceptions, or such other exceptions as may be approved by the Purchaser in accordance with Section 3.2, with such endorsements as shall be required by the Purchaser and otherwise in form and substance consistent with the Title Commitment (collectively, the “Title Policy”).

SECTION V.  CONDITIONS TO THE SELLER’S OBLIGATION TO CLOSE

The obligation of the Sellers to convey the Properties to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

5.1.          Purchase Price.  The Purchaser shall deliver to the Sellers the Purchase Price payable hereunder.

5.2.          Closing Documents.  The Purchaser shall deliver to the Sellers duly executed and acknowledged counterparts of the documents described in Section 4.1 (as applicable) and evidence of the Purchaser’s authority to consummate the transactions contemplated this Agreement, in form and substance reasonably satisfactory to the Sellers and the Title Company.

5.3.          Representations.  All representations and warranties of the Purchaser herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Purchaser shall have performed all covenants and obligations required to be performed by the Purchaser on or before the Closing Date.

SECTION VI.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

6.1.          Representations of the Sellers.  To induce the Purchaser to enter into this Agreement, the Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

(a)           Status and Authority of the Sellers, Etc.  Each Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  Each Seller is duly qualified to do business in The Commonwealth of Pennsylvania.

(b)           Action of the Sellers, Etc.  Each Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by such Seller on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)           No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement by any Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Properties pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which any Seller is bound.

(d)           Litigation.  Except as set forth on Schedule 6.1(d) attached hereto and made a part hereof, no investigation, action or proceeding is pending, and, to the Sellers’ knowledge, no action or proceeding is threatened and no investigation looking toward any such action or proceeding has begin, against any Seller and no investigation, action or proceeding is pending and, to the Sellers’ knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which (i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) could reasonably be expected to result in any material adverse change in the business, operation, affairs or condition of any of the Properties, (iii) could reasonably be expected to result in or subject any of the Properties to a material liability, or (iv) involves condemnation or eminent domain proceedings against any part of the Properties.

(e)           Financial Statements.  The Sellers have delivered to the Purchaser complete and accurate copies of the financial statements of each of the Sellers for the twelve (12) month period ended December 31, 2004 (collectively, the “Seller Financial Statements”).  The Seller Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein (and except with respect to the deletion of amortization and depreciation and the insertion of bed reserves), are complete and accurate, do not contain any untrue statement of a material fact or omit to state a material fact required by GAAP to be stated therein or necessary in order to make the statements contained therein not misleading, and fairly present the results of operations of the Sellers on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject to normal year-end audit adjustments and accruals not material in amount.

(f)            No Undisclosed Liabilities.  Except as set forth in the Seller Financial Statements, as of December 31, 2004, none of the Sellers has any obligations, indebtedness or liabilities of any nature which would have been required by GAAP to be reflected on the balance sheet of such Seller as of December 31, 2004 or described in the notes thereto, that are not shown on such balance sheet or the notes to such balance sheet. Except as set forth in such balance sheet, no Seller has, on the date of this Agreement, outstanding any material obligation, indebtedness or liability, and no Seller knows of any basis for the assertion against any Seller of any such obligation, indebtedness or liability, other than those incurred since December 31, 2004, in the ordinary course of business.

(g)           Leases and Resident Agreements.  Other than the Leases and the Resident Agreements listed on Schedule 6.1(g)  attached hereto and made a part hereof, no Seller has entered into any contract or agreement with respect to the occupancy of any of the Properties which will be binding on the Purchaser after the Closing.  The copies of the Leases and the Resident Agreements heretofore delivered by the Sellers to the Purchaser are a true, correct and complete copies thereof; the Leases and the Resident Agreements have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between the Sellers and the Tenants or Residents thereunder.  Schedule 6.1(g) identifies the Property and unit number where each Resident resides, the current monthly fee charged to such Resident, and the amount of any Resident Deposit provided by such Resident.  Except as otherwise set forth in Schedule 6.1(g): (i) to each Seller’s knowledge, each of the Leases and the Resident Agreements is in full force and effect on the terms set forth therein, there are no defaults or circumstances which, with the giving of notice, the passage of time or both, would constitute a default by either party thereunder; (ii) to each Seller’s knowledge, each Tenant and each Resident is legally required to pay all sums and perform all material obligations set forth therein without concessions, abatements, offsets, defenses or other basis for relief or adjustment; (iii) no Tenant or Resident has asserted in writing or, to the Sellers’ knowledge, has any defense to, offsets or claims against, rent payable by it or the performance of its other obligations under its Lease or Resident Agreement; and (iv) no Tenant or Resident has prepaid any rent or other charge more than thirty (30) days in advance of its due date.  The other information set forth in the Schedule 6.1(g) is true, correct and complete in all material respects.

(h)           Contracts, Etc.  Other than the Leases, the Resident Agreements and the Contracts listed on Schedule 6.1(h) attached hereto and made a part hereof, no Seller has entered into any contract or agreement with respect to any Property or otherwise.  The copies of the Contracts heretofore delivered by the Sellers to the Purchaser are true, correct and complete copies thereof.  To each Seller’s knowledge, no Seller nor any other party to any Contract is in default of any of its obligations thereunder.

(i)            FF&E and Other Personal Property.  Schedule 6.1(i) attached hereto and made a part hereof contains general description of the FF&E and the Other Personal Property located at each Property and shows the current title holder, make, model and VIN for all motor vehicles which are being used in connection with the ownership, use, operation or maintenance of each Property.

(j)            Utilities, Etc.  To the Sellers’ knowledge, all utilities and services necessary for the use and operation of each Property (including, without limitation, road access, gas, water, electricity and telephone) are available thereto.  To the Sellers’ knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to any Property.

(k)           Compliance With Law; No Defaults.  To the Sellers’ knowledge (i) none of the Properties violates in any material respect any material federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto and (ii) there are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof.  No Seller has received written notice of any threatened request, application, proceeding, plan or study which would materially adversely affect the present use or zoning of any of the Properties or which would modify or realign any adjacent street or highway.  No Seller is in default or, to any Seller’s knowledge, alleged to be in default, with respect to any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental authority, department, commission, board or agency or other governmental entity.

(l)            Healthcare Licensing.  The Sellers have obtained all licenses which are necessary and appropriate to permit the Properties to be operated as home care centers and to permit the Sellers to provide the services which they currently provide to the current Residents of the Properties (the “Healthcare Licenses”).  The Sellers have provided the Purchaser with true, correct and complete copies of the last two (2) annual compliance surveys related to such Healthcare Licenses for each Property.  Each of the Healthcare Licenses is in full force and effect and no Seller has received any written notice regarding, or has any knowledge of, any circumstance at any Property which needs to be rectified in connection with such Healthcare Licenses.  To the Sellers’ knowledge, each Property is in compliance with all applicable licensing requirements with respect to such Property.  No Seller has taken any action which might jeopardize the effectiveness or good standing of any Healthcare Licenses.  No Seller is aware of any circumstances which might prevent the Purchaser from obtaining any such licenses for the Property in its own name.

(m)          Taxes.  Except as set forth on Schedule 6.1(m) attached hereto and made a part hereof, to each Seller’s knowledge, other than the amounts disclosed by tax bills, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to any Properties, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent, and, to each Seller’s knowledge, no such taxes or special assessments are pending or threatened.  All matters disclosed on Schedule 6.1(m) as aforesaid shall be paid and settled by the Escrow Agent or the Purchaser out of the proceeds to be received by Seller at Closing.

(n)           Hazardous Substances.  Except as disclosed to the Purchaser in writing, to each Seller’s knowledge, without independent inquiry, no Seller nor any Tenant, Resident or other occupant or user of any Property, or any portion thereof, has stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on such Property, or any portion thereof, in violation of any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and, to each Seller’s knowledge, without independent inquiry, except as so disclosed to the Purchaser, each Property is free from any such hazardous waste, contaminants, oil, radioactive and other materials, except for any such materials maintained in accordance with applicable law.

(o)           Insurance.  Schedule 6.1(o) to this Agreement sets forth a complete and accurate list of all insurance policies and other surety arrangements of any kind or nature whatsoever which are in force and to which any Seller is a named party or beneficiary, specifying the insurance carrier, the type of insurance coverage, the policy number, the date through which premiums have been paid, the aggregate amount of insurance coverage per claim or per occurrence, as the case may be, applicable self-retention limits and/or self- or co-insurance requirements, and describing in reasonable detail each pending claim under each such policy.  Such insurance provides coverage against, among other matters, property damage and other casualty loss (including loss or destruction arising from earthquakes), personal injury, workers’ compensation claims, general liability, and other similar risks and matters incident to the conduct of the business of the Sellers and similarly situated businesses and in a manner and in an amount that is consistent with industry practice.  No Seller has received written notice from any insurance carrier of defects or inadequacies at any Property which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

(p)           Employment Contracts; Labor Matters.  Schedule 6.1(p)-1 to this Agreement sets forth a complete and accurate list of all employment contracts or consulting contracts between any Seller and any Person and the Sellers have delivered to the Purchaser complete and accurate copies of all such contracts, together with all amendments, waivers, modifications, supplements or side letters affecting the obligations of any party thereunder.  Schedule 6.1(p)-2 to this Agreement sets forth a complete and accurate list of all employees of the Sellers and the annual salary, benefit entitlements and other compensation paid to them or accrued as of the date of this Agreement.  Except as set forth on said Schedule 6.1(p)-2, no employees of any Seller are represented by any labor organization, and no labor organization or group of employees of any Seller have made a pending demand for recognition or have filed a petition seeking a representation proceeding with the National Labor Relations Board within the last two (2) years.

(q)           Intellectual Property.  Schedule 6.1(q) of this Agreement sets forth a complete and accurate list of all the trademarks and service marks (whether or not registered) and trademark and service mark registrations and applications, patent and patent applications, copyright and copyright applications, trade dress, trade and product names (collectively, the “Intellectual Property”) owned or licensed by any of the Sellers.  Except as set forth in Schedule 6.1(q), the Sellers own or have the perpetual right to use all rights under any such Intellectual Property without consideration.  To the Sellers’ knowledge, no Seller is infringing or alleged to be infringing upon the rights of any third party with respect to any of Intellectual Property, and no Seller knows of any basis for the assertion against any Seller of a claim for such infringement.  Schedule 6.1(q) sets forth a complete and accurate list of all software computer programs and databases owned by the Seller which have been purchased from third parties, other than third party software generally commercially available on a “shrink wrap” license or similar basis.

(r)            Inventory.  All items of each Seller’s Inventory reflected on the Seller Financial Statements or thereafter acquired and not subsequently disposed of in the ordinary course of business are suitable and useable in the ordinary course of business and include, and will on the Closing Date include, a sufficient but not excessive quantity of each type of such inventory and supplies in order to meet the normal requirements of each Seller’s business at each Property.  Without limiting the foregoing, such Inventory shall include, as of the Closing Date, a sufficient quantity of food and grocery items at each Property to provide for the needs of the Residents for at least one (1) week.

(s)           Pension and Benefit Plans.  Schedule 6.1(s) of this Agreement lists each Seller Employee Benefit Plan and Seller Benefit Arrangement.  The Sellers have delivered to the Purchaser with respect to each such Seller Employee Benefit Plan and Seller Benefit Arrangement complete and accurate copies of (i) all written documents comprising such plans and arrangements (including amendments and individual, trust or insurance agreements relating thereto); (ii) the two (2) most recent Federal Form 5500 series (including all schedules thereto) filed with respect to each such Seller Employee Benefit Plan; (iii) the two (2) most recent financial statements and actuarial reports, if any, pertaining to each such plan or arrangement; (iv) the summary plan description currently in effect and all material modifications thereto, if any, for each such Seller Employee Benefit Plan; and (v) written communications to employees to the extent the substance of any Seller Employee

Benefit Plan described therein differs materially from the other documentation furnished under this Section.

(t)            Accounts Receivable.  Schedule 6.1(t) attached hereto contains a true and correct list of all accounts receivable representing amounts owed to the Sellers as of December 31, 2004 for goods and services provided by the Sellers or on their behalf at the Properties, the face amount of such receivables, the periods as to which such receivables relate, and the amount of time such receivables have been outstanding.

(u)           Trade Payables.  Schedule 6.1(u) attached hereto contains a true and correct list of all Trade Payables representing amounts owed by the Sellers as of December 31, 2004 for goods and services provided to the Sellers or on their behalf at the Properties, the face amount of such payables, the periods as to which such payables relate, and the amount of time such payables have been outstanding.

(v)           Not a Foreign Person.  No Seller is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(w)          Disclosure.  None of the information concerning any Seller or its business, condition (financial or otherwise), assets, liabilities, properties, prospects, personnel, products, plans and policies contained herein, in any Exhibits, Schedules or in the Seller Financial Statements contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

6.2.          Survival of the Seller’s Representations.  The representations and warranties made in this Agreement by the Sellers shall be continuing and shall be deemed remade by the Sellers as of the Closing Date, with the same force and effect as if made on, and as of, the Closing Date.  All representations and warranties made in this Agreement by the Sellers shall survive the Closing, provided no action based thereon shall be commenced after the first (1st) anniversary of the Closing.

6.3.          Purchaser’s Right to Indemnification.  Scott W. Gordon (“Gordon”), Chief Operating Officer of Gordon Health Ventures, LLC, the sole member of each Seller, shall indemnify and hold harmless the Purchaser, its successors and assigns (collectively, “Indemnified Parties” or each an “Indemnified

Party”) from and against any and all losses, obligations, liabilities, damages, claims, costs and expenses (including but not limited to all reasonable legal and other expenses incurred by them) (collectively, “Purchaser Claims”) resulting from a material breach of any representation or warranty made by any Seller in this Section VI; provided, however, that Gordon’s liability hereunder shall not exceed One Million Dollars ($1,000,000.00) in the aggregate and provided, further, that Gordon shall not be liable to the Indemnified Parties for punitive damages or consequential damages.  Notwithstanding anything to the contrary in this Agreement, Gordon shall have no liability to indemnify any of the Indemnified Parties for the first Five Thousand ($5,000.00) Dollars of Purchaser Claims.  No Purchaser Claims may be asserted, and no action based thereon may be commenced, after the first (1st) anniversary of the Closing.  An Indemnified Party shall promptly give notice to Gordon after becoming aware of any claim which might give rise to a claim for indemnification hereunder (“Indemnification Claim”) containing a description of the facts giving rise to the Indemnification Claim, together with such documentation as the Indemnified Party may have with respect to the Indemnification Claim.  If the Indemnification Claim arises from the claim of a third party, Gordon shall be permitted to assume the defense of any such claim and any litigation or other proceeding resulting therefrom with counsel reasonably acceptable to the applicable Seller Indemnified Party.  In no event may Gordon settle or compromise any third party claim without the consent of the Indemnified Parties, which consent shall not be unreasonably withheld or delayed.

6.4.          “As Is”.  Except as otherwise expressly provided in this Agreement or any documents to be delivered to the Purchaser at the Closing, the Sellers have not made and the Purchaser has not relied upon, any information, promise, representation or warranty, express or implied, regarding the Properties, whether made by any Seller, on any Seller’s behalf or otherwise, including, without limitation, the physical condition of the Properties, title to or the boundaries of the Properties, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Properties or the market and physical environments in which they are located.  The Purchaser acknowledges that, except as otherwise expressly provided in this Agreement or any documents to be delivered to the Purchaser hereunder, it (i) has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Properties and (ii) is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to the Purchaser at the Closing, made (or purported to be made) by any Seller or anyone acting or claiming to act on any Seller’s behalf.

SECTION VII.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

7.1.          Representations of the Purchaser.  To induce the Seller to enter in this Agreement, the Purchaser represents and warrants to the Sellers as follows:

(a)           Status and Authority of the Purchaser.  The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite trust power and authority under the laws of the State of Maryland its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)           Action of the Purchaser.  The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)           No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

(d)           Litigation.  No investigation, action or proceeding is pending and, to the Purchaser’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

7.2.          Survival, Etc.  The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date.  All representations and warranties made in this Agreement by the Purchaser shall survive the Closing, provided no action based thereon shall be commenced after the first (1st) anniversary of the Closing.

SECTION VIII.  COVENANTS OF THE SELLERS

The Sellers hereby covenant with the Purchaser between the date of this Agreement and the Closing Date as follows:

8.1.          Compliance with Laws, Etc.  To comply in all material respects with (a) all laws, regulations and other requirements from time to time applicable of every governmental body having jurisdiction over any Seller or any Property or the use or occupancy thereof and (b) all material terms, covenants and conditions of all agreements affecting any Seller or any Property.

8.2.          Approval of Agreements.  Not to enter into, modify, amend or terminate any of the Contracts, Leases, Resident Agreements or any other agreement with respect to any Property or to which any Seller is a party, without in each instance obtaining the prior written consent of the Purchaser.

8.3.          Compliance with Agreements.  To comply with each and every material term, covenant and condition contained in the Contracts, the Leases, the Resident Agreements and any other material document or agreement affecting any Property or to which any Seller is a party and to monitor compliance thereunder consistent with past practices.

8.4.          Notice of Material Changes or Untrue Representations.  Upon learning of any material change in any condition with respect to any Property or of any event or circumstance which makes any representation or warranty of any Seller under this Agreement untrue or misleading, to promptly notify the Purchaser thereof.

8.5.          Operation of Property.  To continue to operate each Property in a good and businesslike fashion consistent with the Sellers’ current practices and to maintain each Property in good working order and condition in a manner consistent with the Sellers’ current practices.

8.6.          Insurance.  To maintain “all risk” property insurance on a replacement cost basis with respect to all of the Improvements.

8.7.          Employees.

(a)           Immediately prior to the Closing, each Seller will terminate the employment of each employee of such Seller (each a “Seller Employee” and, collectively, the “Seller Employees”) and immediately after the Closing, the Purchaser will offer each of the Seller Employees the opportunity to continue his/her employment, as an “at will” employee, with base compensation equal to that provided to the Seller Employees immediately prior to the Closing and with bonus opportunities, incentive compensation and pension and health and welfare benefits comparable to those provided to similarly situated employees of the Purchaser immediately prior to the Closing.  Notwithstanding the foregoing, the Purchaser shall have the right, in the exercise of it managerial discretion, to modify compensation, bonus programs, incentive compensation and pension and health and welfare benefits from time to time and to terminate the employment of any Person.  Nothing in this Agreement shall be construed as granting any Person any rights of continuing employment, compensation or benefits other than as provided by contract.

(b)           Immediately prior to the Closing, upon the written request of the Purchaser, each Seller shall take all action necessary to cause each Seller Employee Benefit Plan and each Seller Benefit Arrangement identified in such notice to be transferred to the Purchaser.  Such actions may include, but shall not be limited to, such actions as are necessary to permit the Purchaser to either assume sponsorship of the Sellers’ tax-qualified retirement plan/tax-qualified 401(k) plan or to consummate a plan-to-plan transfer of the assets of such plan to a qualified plan that the Purchaser sponsors that will offer comparable benefits to the Seller Employees.

(c)           For purposes of all plans, programs or arrangements, maintained, sponsored or contributed to by the Purchaser in which any Seller Employee shall be eligible to participate (i) each such plan, program or arrangement will treat the prior service of each Seller Employee with each Seller (or predecessor employers to the extent such Seller provides past service credit) as service rendered to the Purchaser for purposes of eligibility and vesting (but not for purposes of benefit accruals under any defined benefit pension plan), except to the extent such treatment would result in the duplication of benefits with respect to the same period of service or to the extent such service was not recognized under the applicable Seller Benefit Arrangement or Seller Employee Benefit Plan, and (ii) the Purchaser shall cause any pre-existing conditions or limitations and eligibility waiting periods under any such plans to be waived with respect to the Seller Employees and their eligible dependents to the same extent waived under the applicable Seller Benefit Arrangement or Seller Employee Benefit Plan and give each Seller Employee credit for the plan year in which the transition from the Seller Benefit Arrangements and the Seller Employee Benefit Plans to the Purchaser’s plans occurs, for amounts paid towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing (or such later transition date).

(d)           Except to the extent set forth in Section 8.7(b) above, the Sellers shall have full responsibility for, and the Purchaser shall not assume or otherwise have any liability, obligation or expense with respect to, (i) any wages, severance or employment related obligations with respect to any employee of any Seller or (ii) any bonus, pension, profit sharing, 401(k), stock option, deferred compensation, hospitalization, medical, vision or dental, post-retirement medical, sickness, accident, severance pay, vacation pay, disability, death benefits, insurance and other plans, programs, funds, contracts or arrangements providing benefits to the employees, former employees or their dependents sponsored or maintained by any Seller or any predecessor of any Seller or to which any Seller contributes or is obligated to make contributions.

8.8.          Cooperation.  Each Seller shall use reasonable efforts to cooperate with Purchaser and to take such actions as may be reasonably necessary in order to consummate the transactions contemplated by this Agreement.  Without limiting the foregoing, each Seller shall use reasonable efforts to terminate or assign any Contracts to which it is a party as the Purchaser may indicate should be terminated or assigned after the expiration of the due diligence period.  In addition, each Seller shall cooperate with the Purchaser to ensure that all motor vehicles which are acquired by the Purchaser hereunder are properly transferred to the Purchaser.  The Sellers’ obligations under this Section 8.8 shall survive the Closing.

8.9.          Licensing Approval.  Without limiting the Sellers’ obligations under Section 8.8, each Seller shall use best efforts to assist the Purchaser in obtaining appropriate licenses from the applicable licensing authorities which authorize the Purchaser to operate the Properties and the Facilities in the same manner and with the same number of units and beds as they are currently being operated.  Without limiting the foregoing, each Seller shall provide the licensing authorities which such information as they may require in connection with the issuance of the new licenses to the Purchaser and such Seller shall sign any applications or other documents required by the applicable licensing authorities in connection with the issuance of such licenses.  The Sellers’ obligations under this Section 8.9 shall survive the Closing.

8.10.        Bulk Sales.  The Sellers covenant with the Purchaser as follows: the Sellers shall hold Purchaser harmless and indemnified against any unpaid taxes related to periods prior to Closing which are owed the Commonwealth of Pennsylvania for which the Purchaser becomes liable under Section 1403 of the Pennsylvania Fiscal Code, as amended.

SECTION IX.  APPORTIONMENTS AND OTHER ADJUSTMENTS

9.1.          Real Property Apportionments and Other Adjustments.

(a)           The following items shall be apportioned at the Closing as of 11:59 p.m. local time at the Properties on the day immediately preceding the Closing Date:

(i)            all other items of income and expense normally apportioned in sales of property in similar situations;

(ii)           annual rents, common area maintenance charges and other fixed charges payable under the Contracts, Leases and Resident Agreements;

(iii)          percentage rents and other unfixed charges payable under the Contracts, Leases and Resident Agreements;

(iv)          fuel, electric, water and other utility costs;

(v)           municipal assessments and governmental license and permit fees;

(vi)          real estate taxes and assessments other than special assessments, based on the rates and assessed valuation applicable in the fiscal year for which assessed;

(vii)         water rates and charges; and

(viii)        sewer and vault taxes and rents.

If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties and reconciled as soon as practicable after the Closing Date but, in any event, no later than one (1) year after the Closing Date.

(b)           If there are water, gas or electric meters located at the Property, the Sellers shall obtain readings thereof to a date not more than thirty (30) days prior to the Closing Date and the unfixed water rates and charges, sewer taxes and rents and gas and electricity charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings.  If such readings are not obtainable by the Closing Date, then, at the Closing, any water rates and charges, sewer taxes and rents and gas and electricity charges which are based on such readings shall be prorated based upon the per diem charges obtained by using the most recent period for which such readings shall then be available.  Upon the taking of subsequent actual readings, the apportionment of such charges shall be recalculated and the Sellers or the Purchaser, as the case may be, promptly shall make a payment to the other based upon such recalculations.  The parties agree to make such final recalculations without sixty (60) days after the Closing Date.

(c)           If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by the Sellers or the Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then to any required refunds to Tenants and Residents, and the balance, if any, shall be paid to the Sellers (for the period prior to the Closing Date) and to the Purchaser (for the period commencing with the Closing Date).

(d)           If, on the Closing Date, any Property shall be or shall have been affected by any special or general assessment or assessments or real property taxes payable as a lump sum or which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, the Sellers shall pay or cause to be paid at the Closing the unpaid installments of such assessments, including those which are to become due and payable after the Closing Date.

(e)           No insurance policies of the Sellers are to be transferred to the Purchaser, and no apportionment of the premiums therefor shall be made.

(f)            At the Closing, the Sellers, on the one hand, and the Purchaser, on the other hand, shall each be responsible for one-half (1/2) of the costs associated with the purchase and installment of new carpet for the Facility commonly known as Overlook Green, which costs are expected to be approximately $60,000.

(g)           At the Closing, the Sellers shall transfer to the Purchaser the amount of all unapplied Resident Deposits or other unapplied security deposits held pursuant to the terms of the Leases or the Resident Agreements.

(h)           If a net amount is owed by the Sellers to the Purchaser pursuant to this Section 9.1, such amount shall be credited against the Purchase Price.  If a net amount is owed by the Purchaser to the Sellers pursuant to this Section 9.1, such amount shall be paid together with the Purchase Price.

The provisions of this Section 9.1 shall survive the Closing.

9.2.          Closing Costs.

(a)           The Sellers shall pay (i) one-half (1/2) of all charges for the Title Commitment, the Title Policy (including any endorsements requested by the Purchaser); (ii) one-half (1/2) of all excise, sale, use, value added, registration, stamp, recording, documentary, conveyance, franchise, transfer, gains and similar taxes and impositions incurred in connection with the transactions contemplated by this Agreement; (iii) one-half (1/2) of all recording charges for the Deeds; and (iv) all recording charges for instruments removing liens or otherwise curing title and survey matters.

(b)           The Purchaser shall pay (i) one-half (1/2) of all charges for the Title Commitment, the Title Policy (including any endorsements requested by the Purchaser); (ii) one-half (1/2) of all excise, sale, use, value added, registration, stamp, recording, documentary, conveyance, franchise, transfer, gains and similar taxes and impositions incurred in connection with the transactions contemplated by this Agreement; (iii) one-half (1/2) of all recording charges for the Deeds; and (iv) all other costs incurred by the Purchaser in connection with this Agreement.

(c)           Each party shall pay the fees and expenses of its attorneys and other consultants.  Any charges and expenses incurred by Escrow Agent in effecting Closing shall be shared equally by the parties unless due to the fault of one of them (in which case the party at fault shall pay for all such charges).

9.3.          Receivables and Payables.

(a)           On the date that is two (2) Business Days prior to the Closing Date, the Sellers shall provide the Purchaser with a schedule which identifies all of the accounts receivable related to goods or services provided at the Properties by the Sellers or their agents with respect to periods prior to the Closing which are then outstanding, the face amount thereof, the amount of time such receivables have been outstanding, and the value of such receivable as calculated pursuant to this Section 9.3(a).  The Sellers shall certify to the Purchaser that the schedule is true and correct and shall provide Purchaser with appropriate backup documentation evidencing such receivables (including, without limitation, copies of any applicable invoices).  The schedule provided under this Section 9.3(a) shall replace Schedule 6.1(t).  The Purchase Price shall be increased by an amount equal to the value of the accounts receivable reflected on the Schedule provided under this Section 9.3(a) as follows:  Receivables which have been outstanding for thirty (30) or fewer days shall be valued at one hundred percent (100%) of their face value (as the same may be prorated to relate only to periods prior to the Closing Date); receivables which have been outstanding for between thirty-one (31) and sixty (60) days shall be valued at seventy-five percent (75%) of their face value (as the same may be prorated to relate only to periods prior to the Closing Date); receivables which have been outstanding for between sixty-one (61) and ninety (90) days shall be valued at fifty percent (50%) of their face value (as the same may be prorated to relate only to periods prior to the

Closing Date); and receivables which have been outstanding for more than ninety (90) days shall have no value.

(b)           On the date that is two (2) Business Days prior to the Closing Date, the Sellers shall provide the Purchaser with a schedule which identifies all Trade Payables which are then outstanding, the face amount thereof and the amount of time such payables have been outstanding.  The Sellers shall certify to the Purchaser that the schedule is true and correct and shall provide Purchaser with appropriate backup documentation evidencing such payables (including, without limitation, copies of any applicable invoices).  The schedule provided under this Section 9.3(b) shall replace Schedule 6.1(u).  The Purchase Price shall be reduced by an amount equal to one hundred ten percent (110%) of the total of the accounts payable identified in the schedule provided under this Section 9.3(b) (the “Payable Holdback Amount”) in order to provide for the payment of all such accounts payable and may be applied to any other accounts payable related to the period prior to the Closing Date.  The Purchaser shall pay all Trade Payables referred to in the schedule provided under this Section 9.3(b) in a timely fashion in accordance with the Purchaser’s usual and customary practices.  On the date that is ninety (90) days after the Closing Date, the Purchaser shall provide the Sellers with an accounting which identifies all such Trade Payables which have been paid by the Purchaser, and specifies when such accounts payable were paid, together with appropriate backup documentation evidencing such payment (including, without limitation, copies of any applicable checks).  To the extent that any portion of the Payable Holdback Amount has not been applied to any such accounts payable, the Purchaser shall remit such portion of the Payable Holdback Amount to the Sellers together with such accounting.

SECTION X.  DAMAGE TO OR CONDEMNATION OF PROPERTY

10.1.        Casualty.  If, prior to the Closing, all or any part of any Property is destroyed or damaged by fire or other casualty, the Sellers shall promptly notify the Purchaser of such fact.  If any such casualty shall damage all or any material portion of such Property, then the Purchaser shall have the right to terminate this Agreement in its entirety or with respect to such affected Property by giving notice thereof to the Sellers not later than ten (10) days after the date on which the Purchaser receives the Sellers’ notice as aforesaid (and, if necessary, the Closing Date shall be extended until two (2) Business Days after the expiration of such ten-day period).  If the Purchaser elects to terminate this Agreement in its entirety as aforesaid, then the Escrow Agent shall return the Deposit to the Purchaser, and, upon the Purchaser’s receipt of the Deposit, this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder.  If the Purchaser elects to terminate this Agreement only with respect to the affected Property as aforesaid, then the Escrow Agent shall retain the entire Deposit (subject to the terms of this Agreement), the Sellers and the Purchaser shall reasonably agree upon the portion of the Purchase Price allocated to the affected Property and this Agreement shall terminate with respect to the affected Property only and all other terms and conditions of this Agreement shall remain in full force and effect, except that the Purchase Price hereunder shall be reduced by the portion of the Purchase Price allocated to the affected Property.  If any such casualty shall damage less than a material portion of any Property or if the Purchaser shall not elect to terminate this Agreement as aforesaid, then there shall be no abatement of the Purchase Price and the applicable Seller shall assign to the Purchaser at the Closing all of such Seller’s rights to the insurance proceeds, if any, under such Seller’s insurance policies covering the Property with respect to such damage or destruction and there shall be credited against the Purchase Price following:  (a) the amounts of any applicable insurance deductibles; (b) the amounts of any proceeds previously received by such Seller; and (c) the amounts of any deficiency of proceeds.

10.2.        Condemnation.  If, prior to the Closing, all or any part of any Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), the Sellers shall promptly notify the Purchaser of such fact.  If such taking affects all or any material portion of such Property (including any access or parking), then the Purchaser shall have the right to terminate this Agreement in its entirety or with respect to such affected Property by giving notice thereof to the Sellers not later than ten (10) days after the date on which the Purchaser receives the Sellers’ notice as aforesaid (and, if necessary, the Closing Date shall be extended until two (2) Business Days after the expiration of such ten-day period).  If the Purchaser elects to terminate this Agreement in its entirety as aforesaid, then the Deposit shall be returned to the Purchaser, and, upon the Purchaser’s receipt of the Deposit, this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder.  If the Purchaser elects to terminate this Agreement only with respect to the affected Property as aforesaid, then the Escrow Agent shall retain the entire Deposit (subject to the terms of this Agreement), the Sellers and the Purchaser shall reasonably agree upon the portion of the Purchase Price allocated to the affected Property and this Agreement shall terminate with respect to the affected Property only and all other terms and conditions of this Agreement shall remain in full force and effect, except that the Purchase Price hereunder shall be reduced by the portion of the Purchase Price allocated to the affected Property.  If less than a material portion of the Property shall be affected by a taking or if the Purchaser shall not elect to terminate this Agreement as aforesaid, the sale of the Property shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by the Seller prior to the Closing) and the applicable Seller shall assign to the Purchaser at the Closing all of such Seller’s right, title and interest in and to all awards, if any, for the taking, and the Purchaser shall be entitled to receive and keep all awards for the taking of the Property or portion thereof.

10.3         Survival.  The parties’ obligations, if any, under this Article 10 shall survive the Closing.

SECTION XI.  DEFAULT

11.1.        Default by the Seller.  If any Seller shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if any Seller shall fail to perform any of the material covenants and agreements contained herein to be performed by such Seller, then the Purchaser, as its sole and exclusive remedy, may elect to either (a) terminate this Agreement and receive a refund of the Deposit and receive from the Seller reimbursement for the Purchaser’s out-of-pocket expenses incurred in connection with this Agreement or (b) pursue a suit for specific performance; provided, however, if the Purchaser is unsuccessful in its suit for specific performance it shall nevertheless be entitled to the remedies provided in clause (a) above.  Nothing contained in this Section 11.1 shall preclude the Purchaser from availing itself of any remedy available to it at law or in equity with respect to any breach of representation or warranty or any failure to perform any covenant or agreement required to be performed by any Seller which occurs or is discovered after the Closing.

11.2.        Default by the Purchaser.  If the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it, the Seller, as its sole and exclusive remedy prior to Closing, may terminate this Agreement and retain the Deposit, as liquidated damages and not as a penalty.  Nothing contained in this Section 11.2 shall preclude the Sellers from availing themselves of any remedy available to it at law or in equity with respect to any breach of representation or warranty or any failure to perform any covenant or agreement required to be performed by the Purchaser which occurs or is discovered after the Closing.

SECTION XII.  MISCELLANEOUS

12.1.        Allocation of Liability.  It is expressly understood and agreed that the Sellers shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of the Sellers that occurred in connection with the ownership or operation of the Properties prior to the Closing and the Purchaser shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of the Purchaser that occur in connection with the ownership or operation of the Properties after the Closing.  The provisions of this Section 12.1 shall survive the Closing.

12.2.        Brokers.  Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby other than the Broker, payment to such broker being the sole responsibility of the Seller.  Each party shall indemnify and hold harmless the other and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.

12.3.        Publicity.  The parties agree that, except as required by law or the rules of the American Stock Exchange applicable to Purchaser, no party shall, with respect to this Agreement and the transactions contemplated hereby, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other party, which consent shall not be unreasonably withheld.  No Seller shall trade in the securities of the Purchaser until a public announcement of the transactions contemplated by this Agreement has been made.  No party shall record this Agreement or any notice thereof.

12.4.        Financials.  The Sellers shall provide the Purchaser with access to the books and records of the Seller for the purpose of preparing audited financial statements for the Property with respect to the 2002, 2003, 2004 calendar years and the stub 2005 period, such financial statements to be prepared at the Purchaser’s sole cost and expense.  The Sellers shall provide the Purchaser and its accountants with such certifications with respect to such financials as they shall from time to time reasonably require.  The provisions of this Section 12.4 shall survive the Closing hereunder.

12.5.        Notices.

(a)           Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement may be given by the attorneys of the parties and shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with electronic confirmation of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)           All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of the electronic confirmation of receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.  Any notice which shall be delivered by telecopier to Donna J. Naab shall be deemed to have been simultaneously delivered by telecopier to the Sellers.

(c)           All such notices shall be addressed,

if to the Sellers or Gordon, to:

c/o Scott W. Gordon

510 Fifth Avenue (PH)

Beaver Falls, PA 15010

with a copy to:

Fox Rothschild LLP

625 Liberty Avenue, 29th Floor

Pittsburgh, Pennsylvania 15222-3115

Attn:  Donna J. Naab, Esq.

Telecopier No.:  (412) 391-6984

If to the Purchaser, to:

c/o Five Star Quality Care, Inc.

400 Centre Street

Newton, Massachusetts  02158

Attn:  Mr. Evrett W. Benton

Telecopier No.:  (617) 796-8385

with a copy to:

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts  02109

Attn:  John M. Steiner, Esq.

Telecopier No. (617) 338-2880

(d)           by notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

12.6.        Waivers, Etc.  Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

12.7.        Assignment; Successors and Assigns.  This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other, except that the Purchaser may assign this Agreement, in whole or in part, to any entity wholly owned, directly or indirectly, by the Purchaser. If the Purchaser shall assign this Agreement to any entity wholly owned, directly or indirectly, by the Purchaser, the Purchaser named herein shall remain liable for the obligations of the “Purchaser” hereunder.  In addition, the Purchaser shall have the right, by notice given to the Sellers at least two (2) Business Days prior to the Closing Date, to direct the Sellers to deliver all or any portion of the Property (including, without limitation, the Land, the Improvements and the FF&E) to Senior Housing Properties Trust or its affiliate, in which case the Sellers shall execute and deliver such documents as are described in Section 4.1 as may be appropriate directly to Senior Housing Properties Trust (or its affiliate) and Senior Housing Properties Trust (or its affiliate) shall be entitled to rely upon the representations and warranties made by Seller in connection with such Property.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

12.8.        Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

12.9.        Counterparts, Etc.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any such counterparts may be delivered by facsimile.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

12.10.      Performance on Business Days.  In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first (1st) Business Day following such date.

12.11.      Attorneys Fees.  Notwithstanding anything contained herein to the contrary, if any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

12.12.      Section and Other Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.13.      Time of Essence.  Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

12.14.      GOVERNING LAW.  THIS AGREEMENT IS TO BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT GIVING EFFECT TO ANY LAWS OR RULES RELATING TO CONFLICTS OF LAWS THAT WOULD CAUSE THE APPLICATION

OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF MASSACHUSETTS).  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY ABSOLUTELY AND IRREVOCABLY CONSENT AND SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA AND OF ANY FEDERAL COURT LOCATED IN SAID JURISDICTIONS IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS BROUGHT AGAINST ANY OF THEM BY ANY HOLDER ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT.  EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH ACTION OR PROCEEDING, IN EACH CASE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, (B) IT IS IMMUNE FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO IT OR ITS PROPERTY, (C) ANY SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, OR (D) SUCH TRANSACTION DOCUMENT MAY NOT BE ENFORCED IN OR BY ANY SUCH COURT.  IN ANY SUCH ACTION OR PROCEEDING, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,  THE PARTIES HEREBY ABSOLUTELY AND IRREVOCABLY WAIVE TRIAL BY JURY AND PERSONAL IN HAND SERVICE OF ANY SUMMONS, COMPLAINT, DECLARATION OR OTHER PROCESS AND HEREBY ABSOLUTELY AND IRREVOCABLY AGREE THAT THE SERVICE MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS SET FORTH IN OR FURNISHED PURSUANT TO THE PROVISIONS OF THIS AGREEMENT, OR BY ANY OTHER MANNER PROVIDED BY LAW.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

SELLERS:

FRANCISCAN MANOR ASSOCIATES, LLC, a
Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,
its member

	By:	/s/ Scott W. Gordon
Scott W. Gordon
Chief Operating Officer

MUIRFIELD ASSOCIATES, LLC, a Pennsylvania
limited liability company

By:	Gordon Health Ventures, LLC,
its member

	By:	/s/ Scott W. Gordon
Scott W. Gordon
Chief Operating Officer

PRESTWICKE ASSOCIATES, LLC, a
Pennsylvania lmited liability company

By:	Gordon Health Ventures, LLC,
its member

	By:	/s/ Scott W. Gordon
Scott W. Gordon
Chief Operating Officer

ROYAL ABERDEEN ASSOCIATES, LLC, a
Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,
its member

	By:	/s/ Scott W. Gordon
Scott W. Gordon
Chief Operating Officer

TROON ASSOCIATES, LLC, a Pennsylvania
limited liability company

By:	Gordon Health Ventures, LLC,
its member

	By:	/s/ Scott W. Gordon
Scott W. Gordon
Chief Operating Officer

TURNBERRY ASSOCIATES, LLC, a Pennsylvania
limited liability company

By:	Gordon Health Ventures, LLC,
its member

	By:	/s/ Scott W. Gordon
Scott W. Gordon
Chief Operating Officer

PURCHASER:

FIVE STAR QUALITY CARE, INC.,
a Maryland corporation

By:	/s/ Evrett W. Benton
Evrett W. Benton
President

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND

AGREES TO BE BOUND BY THE PROVISIONS OF

SECTION 2.4 OF THE FOREGOING AGREEMENT.

LAWYERS TITLE INSURANCE CORPORATION

By:	/s/ Kathryn Andriko
Name: Kathryn Andriko
Its: Vice President

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND

AGREES TO BE BOUND BY THE PROVISIONS OF

SECTION 6.3 OF THE FOREGOING AGREEMENT.

/s/ Scott W. Gordon
Scott W. Gordon

[The following schedules and exhibits have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:]

SCHEDULE 1.22	THE LAND
SCHEDULE 2.3(a)(ii)	PURCHASE PRICE ALLOCATION
SCHEDULE 6.1(d)	LITIGATION
SCHEDULE 6.1(g)	LEASES AND RESIDENT AGREEMENTS
SCHEDULE 6.1(h)	CONTRACTS
SCHEDULE 6.1(i)	FF&E AND OTHER PERSONAL PROPERTY
SCHEDULE 6.1(m)	TAXES
SCHEDULE 6.1(o)	INSURANCE
SCHEDULE 6.1(p)-1	EMPLOYMENT CONTRACTS AND CONSULTING CONTRACTS
SCHEDULE 6.1(p)-2	EMPLOYEES
SCHEDULE 6.1(q)	INTELLECTUAL PROPERTY
SCHEDULE 6.1(s)	SELLER EMPLOYEE BENEFIT PLANS AND SELLER EMPLOYEE BENEFIT ARRANGEMENTS
SCHEDULE 6.1(t)	ACCOUNTS RECEIVABLE
SCHEDULE 6.1(u)	ACCOUNTS PAYABLE

EXHIBIT A	FORM OF DEED

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

[See attached copy.]

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of [                   , 2005], by and between               , a                                (the “Assignor”), and                     , a                       (the “Assignee”).

WITNESSETH:

WHEREAS, the Assignor and the Assignee are parties to that certain Purchase and Sale Agreement, dated as of [               ], (the “Purchase Agreement”), pursuant to which the Assignor has agreed to sell, and the Assignee has agreed to purchase, certain land and other property, including, without limitation, the real property described on Exhibit A attached hereto (the “Property”);

WHEREAS, in connection with the closing of the sale contemplated by the Purchase Agreement, the Assignor has agreed to assign, and the Assignee has agreed to assume, among other things the Assigned Assets (as hereinafter defined), subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Assignor and the Assignee agree as follows:

1.             Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

2.             The Assignor hereby assigns to the Assignee all of the Assignor’s right, title and interest in and to the following (collectively, the “Assigned Assets”):

(a)        all Contracts related to the Property and described on Exhibit B attached hereto;

(b)       all Leases and Resident Agreement related to the property and described on Exhibit C attached hereto;

(c)        all of the Resident Deposits and other forms of security related to the Resident Agreements and the Leases described on Exhibit C;

(d)       all of the Intangible Property related to the Property;

(e)        all of the Intellectual Property related to the Property;

(f)        all of the Licenses and Permits related to the Property; and

(g)       all of the Warranties related to the Propery.

3.             The Assignor hereby indemnifies the Assignee and agrees to hold harmless the Assignee from and against all of the obligations, liabilities, claims and expenses arising under the Assigned Assets prior to the date hereof.

4.             The Assignee hereby indemnifies the Assignor and agrees to hold the Assignor harmless from and against all of the obligations, liabilities, claims and expenses arising under the Assigned Assets from and after the date hereof.

5.             This Assignment shall be binding on, and inure to the benefit of, the parties hereto, their respective successors in interest, and their respective assigns.

6.             This Assignment shall be governed by, and construed in accordance with, the laws of The Commonwealth of Pennsylvania.

7.             This Assignment may be executed in two or more counterparts, all of which shall be construed together as a single instrument.

[Signature page follows]

B-2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as a sealed instrument as of the day and year first hereinabove written.

ASSIGNOR:

,
a

By: ,
Name:
Title:

ASSIGNEE:

,
a

By: ,
Name:
Title:

[INSERT APPROPRIATE NOTARY BLOCKS]

B-3

EXHIBIT A

LAND

[To be attached.]

EXHIBIT C

FORM OF BILL OF SALE

[See attached copy.]

BILL OF SALE

                           , a                          (the “Seller”), for good and valuable consideration paid by                              , a                                 (the “Purchaser”), the receipt and sufficiency of which is hereby acknowledged, by these presents does  BARGAIN, SELL, ASSIGN AND DELIVER unto Purchaser all of Seller’s right, title and interest in and to the following (collectively, the “Personal Property”):

(a)           all fixtures, furniture, equipment, machinery, systems and other items of personal property owned by the Seller and attached or appurtenant to, located on or used in connection with the ownership, use, operation or maintenance of the real property and improvements thereon located at the personal care home located at [INSERT STREET ADDRESS] (the “Facility”);

(b)           [INSERT DESCRIPTION OF MOTOR VEHICLES AND VINS IF APPLICABLE];

(c)           all books, records, files, and papers, whether in hard copy or computer format, used in connection with the operation of the Facility, including without limitation, sales, marketing and advertising materials, lists of present suppliers and personnel and employment records;

(d)           any consummables, inventories, stocks, supplies and other related items owned by the Seller and used in connection with the operation or maintenance of the Facility or the provision of services to the Residents of the Facility; and

(e)           all of the other personal property which is owned by the Seller and used in connection with the ownership, use, operation or maintenance of the Facility.

THE SELLER HEREBY WARRANTS TO THE PURCHASER THAT THE SELLER IS THE LAWFUL OWNER OF THE PERSONAL PROPERTY AND THE PERSONAL PROPERTY IS FREE FROM THE RIGHTS AND CLAIMS OF OTHERS, BUT MAKES NO OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERSONAL PROPERTY, EXCEPT TO THE EXTENT SET FORTH IN THAT CERTAIN PURCHASE AND SALE AGREEMENT BETWEEN THE SELLER AND THE PURCHASER DATED AS OF                                (THE “AGREEMENT”).  THE SELLER MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WITH RESPECT TO THE PERSONAL PROPERTY, AND THE SAME IS SOLD IN AN “AS IS, WHERE IS” CONDITION, WITH ALL FAULTS AND THAT

THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, EXCEPT TO THE EXTENT SET FORTH IN THE AGREEMENT.

TO HAVE AND TO HOLD the Personal Property unto the Purchaser, its successors and assigns forever.

This instrument shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

C-2

IN WITNESS WHEREOF, this Bill of Sale has been duly executed as a sealed instrument effective as of the          day of                      , 2005.

,
a

By:		,
Name:
Title:

C-3

EXHIBIT D

FORM OF NONCOMPETITION AGREEMENT

[See attached copy.]

NON-COMPETITION AGREEMENT

(Scott Gordon)

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of January          , 2005, by and between FIVE STAR QUALITY CARE, INC., a Maryland corporation, on behalf of itself and its wholly-owned subsidiaries it may designate to acquire or part of the properties pursuant to the Purchase Agreement referred to below (collectively, the “Purchaser”) and SCOTT GORDON, a person of the age of majority residing in                        ,                      (“Gordon”).

WITNESSETH:

WHEREAS, Five Star Quality Care, Inc. and [                       ] (the “Seller”) have entered into that certain Purchase and Sale Agreement, dated as of January      , 2005 (the “Purchase Agreement”), pursuant to which, among other things, the Seller has agreed to sell, and the Purchaser has agreed to purchase, the Properties (as such term is defined in the Purchase Agreement);

WHEREAS, Gordon has been involved in the management and operation of the Properties;

WHEREAS, it is a condition of the Purchaser’s obligations to consummate the transactions contemplated by the Purchase Agreement that Gordon enter into this Agreement; and

WHEREAS, Gordon owns [the equity interest in the Seller] and the consummation of the transaction contemplated by the Purchase Agreement will result in a direct, material benefit to Gordon;

NOW, THEREFORE, in consideration of the Purchaser’s consummation of the transactions contemplated by the Purchase Agreement and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do covenant and agree as follows:

Section 1.               Definitions.  Terms used in this Agreement which are not defined herein but which are defined in the Purchase Agreement shall have the respective meanings so defined in the Purchase Agreement.

“Affiliate” shall mean, when used with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, five percent (5%) or more on a consolidated basis of the equity or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, five percent (5%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, and (e) when used with respect to an individual, shall include a spouse, any ancestor or descendant, or any other relative (by blood, adoption or marriage), within the third degree of such individual any member of such individual’s Immediate Family. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person or the disposition of its assets or properties, whether by stock, equity or other ownership, by contract, arrangement or understanding, or otherwise.  Notwithstanding the foregoing, in no event shall the term “Affiliate” be deemed to refer to Health Care REIT, Inc.

“Covered Territory” shall mean all areas that are within the following counties in the Commonwealth of Pennsylvania: Allegheny County, Beaver County and Washington County.

“Entity” shall mean any corporation, firm, unincorporated organization, limited liability company, association, partnership, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any governmental authority.

“Immediate Family” shall mean spouses, children and parents, whether related by blood or by marriage.  Notwithstanding the foregoing, in no event shall the term “Immediate Family” include Gordon’s spouse, Jennifer Gordon.

“Legal Action” shall mean, with respect to any Person, any litigation or legal or other actions, arbitrations, investigations, proceedings or suits, at law or in arbitration, equity or admiralty (whether or not purported to be brought on behalf of such Person) affecting such Person or any of its business or property or assets.

“Person” shall mean any natural individual or any Entity.

“Proscribed Activity” shall mean any and all activities related to the ownership, operation, leasing, construction or management of nursing homes, assisted living facilities, Alzheimer’s care centers.  The Proscribed Activity shall include soliciting employment from any Seller Employees.

“Restricted Period” shall mean a period ending on the third (3rd) anniversary of the date hereof.

Section 2.               Restriction. Gordon agrees that during the Restricted Period:

(a)           Neither he nor any member of his Immediate Family will be interested, directly or indirectly, as an investor in any other Entity, business or enterprise within the Covered Territory, which is engaged in any Proscribed Activity (except as an investor in securities listed on a national securities exchange or actively traded over the counter so long as such investments are in amounts not significant as compared to his total investments and do not exceed one percent (1%) of the outstanding securities of the issuer of the same class or issue);

(b)           He will not, directly or indirectly, for his own account or as employee, officer, director, partner, trustee, principal, member, joint venturer, agent, adviser, consultant or otherwise, engage within the Covered Territory, in any phase of any Proscribed Activity; and

(c)           He will not, directly or indirectly, solicit business for a Proscribed Activity within the Covered Territory from any Person, business or enterprise which is, or proposes to be, a tenant of the Purchaser or any of its Affiliates within the Covered Territory, or induce any such Person, business or enterprise not to undertake, or to curtail or cancel business with the Purchaser or any of its Affiliates, or induce or attempt to induce any employee of the Purchaser, any Affiliate of the Purchaser or any of their respective successors or assigns to terminate his employment therewith.

Gordon and the Purchaser are of the belief that the Restricted Period, the Proscribed Activity and the Covered Territory herein specified are reasonable, in light of the circumstances as they exist on the date upon which this Agreement has been executed, including without limitation the nature of the business in which the Purchaser is engaged.  However, if such period, activity or area should be adjudged unreasonable in any Legal Action, whether at law or in equity, then the Restricted Period shall be reduced by such period of time, the Proscribed Activity shall be reduced by such activities, or the Covered Territory shall be reduced by such area, or any combination thereof, as are deemed unreasonable, so that this covenant may be enforced in such area, with respect to such activities and during such period of time as is adjudged to be reasonable.

Section 3.               Miscellaneous Provisions.

(a)           Assignment; Successors and Assigns.  In the event that the Purchaser shall be merged with, or consolidated into, any other Entity, or in the event that it shall sell and transfer substantially all of its assets to another Entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the Entity resulting from such merger or consolidation, or to which the Purchaser’s assets shall be sold and transferred.  This Agreement shall not be assignable by Gordon, but it shall be binding upon Gordon’s heirs, executors, administrators and legal representatives to the extent they constitute members of his Immediate Family.  Nothing in this Agreement expressed or implied is intended to and shall not be construed to confer upon or create in any person (other than the parties hereto and their permitted successors and assigns) any rights or remedies under or by reason of this Agreement.

(b)           Specific Performance; Other Rights and Remedies.  Gordon recognizes and agrees that the Purchaser’s remedy at law for any breach of the provisions of this Agreement, including without limitation Section 2 would be inadequate, and he agrees that for breach of such provisions, the Purchaser shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to seek and obtain injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by applicable law.  The parties agree, in pursuing any other remedies available to it or him for such breach or threatened breach, not to seek recovery of any damages other than actual damages.

(c)           Entire Agreement.  This Agreement constitutes the entire agreement between the Purchaser and Gordon with respect to the subject matter hereof, and supersedes all prior agreements, arrangements, covenants, promises, conditions, understandings, inducements, representations and negotiations, expressed or implied, oral or written, among them as to such subject matter.

(d)           Waivers; Amendments. Any provision of this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the consent in writing of the parties hereto.  Any consent may be given subject to satisfaction of conditions stated therein.  The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy thereunder shall not constitute a waiver of any such covenant, term, condition or other provision thereof or default in connection therewith.  The waiver of any covenant, term, condition or other provision thereof or default thereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection therewith.

(e)           Notices.  All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be (i) mailed by first-class or express mail, postage prepaid, (ii) sent by facsimile with electronic confirmation of receipt, or (iii) personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party).  All such notices and communications shall be mailed, sent or delivered as follows:

To Purchaser:	c/o Five Star Quality Care, Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn: Evrett W. Benton, President
Tel. No.: (617) 796-8387
Telecopier No.: (617) 796-8385

with a copy to (which shall not constitute notice) to:

Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attn.: John M. Steiner, Esq.
Tel. No.: (617) 338-2800
Telecopier No.: (617) 338-2880

To Gordon:	Scott W. Gordon
510 Fifth Avenue (PH)
Beaver Falls, Pennsylvania 15010

with a copy (which shall not constitute notice) to:

Fox Rothschild LLP
625 Liberty Avenue, 29th Floor
Pittsburgh, Pennsylvania 15222-3115
Attn: Donna J. Naab, Esq.
Telecopier No.: (412) 391-6984

and/or to such other person(s), addresses or facsimile number(s) as the party to receive any such communication or notice may have designated by written notice to the other parties.

(f)            Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case, except when such reformation and construction could operate as an undue hardship on either party, or constitute a substantial deviation from the general intent and purpose of such party as reflected in this Agreement.  The parties shall endeavor in good faith negotiations to replace the invalid, inoperative, illegal or unenforceable provisions with valid, operative, legal and enforceable provisions the economic effect of which comes as close as possible to that of the invalid, inoperative, illegal or unenforceable provisions.

(g)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all the parties hereto.  In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

(h)           Section Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(i)            Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the applicable laws of the United States of America and the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction.  Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

(j)            Further Acts.  Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such agreements, assignments, instruments, other documents and assurances, as any other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

(k)           Gender.  Whenever used herein the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

(l)            Consultation with Counsel; No Representations.  Gordon agrees and acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Purchaser has made no representations or warranties to him concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all pursuant to authority heretofore granted, as of the date and year first above written.

PURCHASER:

FIVE STAR QUALITY CARE, INC.,
a Maryland corporation

By:
Name:
Its:

GORDON:

Scott Gordon